                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       SNAP-ON INCORPORATED
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

CHAIRMAN'S LETTER
NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

[LOGO]

CHAIRMAN'S LETTER

March 28, 2000

Dear Snap-on Shareholder,

You are cordially invited to the Annual Meeting of Shareholders at 10:00 a.m. on Friday, April 28, 2000. The meeting will be held at the Radisson Hotel & Conference Center Kenosha, 11800 - 108th Street, Pleasant Prairie, Wisconsin. Directions can be found on the last page of the attached Proxy Statement.

The attached Notice of the 2000 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be considered and voted upon at the meeting. In addition, there will be a review of Snap-on's 1999 performance, as well as a discussion on how the organization is driven to create value for you in the future. Following the business portion of the meeting, you will be given an opportunity to ask questions.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we encourage you to return your proxy card early or vote your shares electronically through the Internet or by telephone. Voting instructions are provided on the enclosed Proxy Card.

We hope to see you at the meeting and look forward to reporting on Snap-on's performance.

Cordially,

[SIG]

Robert A. Cornog
CHAIRMAN OF THE BOARD OF DIRECTORS,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
SNAP-ON INCORPORATED

[LOGO]

NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of Shareholders of Snap-on Incorporated will be held:
Friday, April 28, 2000
10:00 a.m.
The Radisson Hotel & Conference Center Kenosha
11800 - 108th Street
Pleasant Prairie, Wisconsin
DIRECTIONS TO THE ANNUAL MEETING ARE ON PAGE 20.
We anticipate first mailing the Proxy Statement on March 28, 2000.

MEETING PURPOSES
1. To elect four Directors:

    - The following Directors will stand for election for three-year terms to expire at the 2003 Annual Meeting: Bruce S. Chelberg, Roxanne J. Decyk, Arthur L. Kelly and Jack D. Michaels.

2. To transact any other business appropriate to the Annual Meeting.

RECORD DATE
Shareholders of record at the close of business on February 28, 2000 (the "Record Date"), will be able to vote at the Annual Meeting in person, by proxy, electronically through the Internet or by telephone.

IMPORTANT: VOTE EARLY BY MAIL, PHONE OR THE INTERNET
We encourage you--even if you are planning to attend the Annual Meeting--to return your enclosed Proxy Card well in advance of the Annual Meeting so that the vote count will not be delayed. To ensure your representation at the Annual Meeting, please complete and sign the Proxy Card and return it promptly in the enclosed envelope. Alternatively, you may vote your shares electronically through the Internet or by telephone. Voting instructions are provided on the Proxy Card, including specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures. If you attend the Annual Meeting, you may revoke your proxy, whether previously delivered in the form of an executed Proxy Card, through the Internet or by telephone, and vote your shares in person.

Sincerely,
Susan F. Marrinan
VICE PRESIDENT,
SECRETARY AND
GENERAL COUNSEL
March 28, 2000

PROXY STATEMENT
TABLE OF CONTENTS

SUMMARY OF PROXY INFORMATION................................      2
  Proposal to be Voted on: Election of Directors............      4

BOARD OF DIRECTORS..........................................      5
  Directors Not Standing for Election.......................      5
  Board Committees..........................................      6
  Board Compensation........................................      7
  Security Ownership of Management and Certain Beneficial
    Owners..................................................      8
    TABLE 1--SECURITY OWNERSHIP OF MANAGEMENT...............      8

STOCK PERFORMANCE GRAPHS....................................     10
  Five-Year Performance.....................................     10
  Return on Net Assets Employed Before Interest and Taxes...     11

EXECUTIVE COMPENSATION......................................     12
  Report of the Organization and Executive Compensation
    Committee...............................................     12
    TABLE 2--SUMMARY COMPENSATION...........................     15
    TABLE 3--OPTION GRANTS IN LAST FISCAL YEAR..............     16
    TABLE 4-- FISCAL YEAR-END OPTIONS.......................     17
  Snap-on Incorporated Retirement Plan......................     17
    TABLE 5--PENSION PLAN...................................     17

OTHER INFORMATION...........................................     19
  Directions to the Annual Meeting..........................     20

SUMMARY OF PROXY INFORMATION

BACKGROUND ON THE BOARD OF DIRECTORS

The Directors set the size of the Board at any number between five and 15 members. The current Board consists of 11 members. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term.

ELECTION OF DIRECTORS

The primary business of the Annual Meeting will be to elect four Directors. The Board's nominees are:

    - Bruce S. Chelberg

    - Roxanne J. Decyk

    - Arthur L. Kelly

    - Jack D. Michaels

See page 4 for more information on the nominees. The four nominees who receive the largest number of votes will be elected.

You may vote your shares by returning the enclosed Proxy Card by mail, through the Internet, by telephone (see the Proxy Card for instructions) or by voting in person at the Annual Meeting. We recommend that you complete and return the Proxy Card or vote through the Internet or by telephone even if you are planning to attend the Annual Meeting so that the vote count will not be delayed.

HOW TO VOTE

Shareholders of record as of the close of business on February 28, 2000, are entitled to vote at the Annual Meeting. Each share of Common Stock outstanding is entitled to one vote. As of the Record Date, Snap-on had 65,228,771 shares of Common Stock outstanding. This includes 6,676,859 shares that the Grantor Stock Trust (the "GST") holds, which shares are considered outstanding for voting purposes but not for earnings per share calculations.

To vote, complete, sign and return the enclosed Proxy Card as soon as possible. Messrs. Beronja, Brinckman, Mead and Teerlink, four of our current Directors, are listed as the proxies on the enclosed Proxy Card. You may also vote electronically through the Internet or by telephone. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you hold your shares through a broker or custodian, please check the voting form that firm uses to see if it offers Internet or telephone voting procedures.

All shareholders are also invited to attend the Annual Meeting, although space is limited. If you complete a Proxy Card, or vote through the Internet or by telephone, you may still vote in person at the Annual Meeting. To do so, please give written notice that you would like to revoke your original proxy to one of the following:

    - the Corporate Secretary, in advance of the Annual Meeting; or

    - the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

If you return your signed Proxy Card but do not indicate your voting preference, the proxies listed on your Proxy Card will vote your shares FOR the Director nominees on your behalf and in their best judgment on any other matters that may properly come before the Annual Meeting.

HOW THE VOTES ARE TABULATED

First Chicago Trust Company, a division of EquiServe, our transfer agent, will use an automated system to tabulate the votes. Abstentions and broker nonvotes are included in the totals, although they have no effect on the election of Directors. (Broker nonvotes are proxies delivered by brokers for which the broker has not received authority to vote from the shareholder.)

MORE ABOUT THE PROXY SOLICITATION

This solicitation is being made by Snap-on Incorporated. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We will bear the cost of this solicitation. We also retained Morrow & Co., Inc. for $7,500 plus expenses to assist us in the solicitation of proxies. This will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will reimburse Morrow & Co., Inc. for the forwarding expenses.

INDEPENDENT AUDITOR

Arthur Andersen LLP has been our independent auditor for the past 18 years and will serve as our independent auditor again in 2000. Representatives will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE BOARD

If you wish to suggest an individual for consideration as a nominee for election to the Board at the 2001 Annual Meeting, please submit a written recommendation to the Corporate Secretary for forwarding to the Board Affairs and Nominating Committee before October 1, 2000. A shareholder proposal must be received by the Corporate Secretary no later than November 13, 2000, in order for the proposal to be considered for inclusion in our proxy materials for that meeting. To otherwise bring a proposal or nomination before the 2001 Annual Meeting, you must comply with our Bylaws which, as now in effect, require written notice to the Corporate Secretary between January 23, 2001 and February 22, 2001. If we receive your notice after February 22, 2001, your proposal or nomination would be untimely. Should the Board nevertheless choose to present your proposal, the proxies will be able to vote on the proposal using their best judgment.

The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

PROPOSAL TO BE VOTED ON: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

The Board has 11 members, who are divided into three classes. One class is elected each year to a three-year term. Nominees for election to the Board are Bruce S. Chelberg, Roxanne J. Decyk, Arthur L. Kelly and Jack D. Michaels, to stand for election for terms expiring at the 2003 Annual Meeting.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2003 ANNUAL MEETING

BRUCE S. CHELBERG

DIRECTOR SINCE 1993

Mr. Chelberg, age 65, has been Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, since 1992. He has served on Whitman's Board since 1988. Mr. Chelberg also serves as a Director of First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

ROXANNE J. DECYK

DIRECTOR SINCE 1993

Ms. Decyk, age 47, has been Vice President of Corporate Strategy of Shell International Limited, based in London, a major oil, gas, chemical and refined petroleum products company, since April 1999. She was a managing partner of Batlivala & Decyk, a private merchant banking and strategic business development consulting firm, from 1997 to 1999. From 1994 to 1997, she served as Vice President-Corporate Planning for Amoco Corporation, a petroleum products company. She was Vice President-Marketing and Sales-Polymers of Amoco Chemical Company from 1993 to 1994.

ARTHUR L. KELLY

DIRECTOR SINCE 1978

Mr. Kelly, age 62, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of Bayerische Motoren Werke (BMW) A.G., Deere & Company, The Northern Trust Corporation and Thyssen-Krupp Industries A.G.

JACK D. MICHAELS

DIRECTOR SINCE 1998

Mr. Michaels, age 62, has been the Chairman, President and Chief Executive Officer of HON INDUSTRIES, a manufacturer and marketer of office furniture and hearth products, since 1996. He served as President and Chief Executive Officer from 1991 to 1996. Mr. Michaels is also a Director of Huffy Corporation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote against the nominees. If any nominee is unable to serve, the Board will name a replacement, and the shares represented by proxies will be voted for the substitute Director.

BOARD OF DIRECTORS

DIRECTORS NOT STANDING FOR ELECTION

DIRECTORS CONTINUING TO SERVE UNTIL THE 2001 ANNUAL MEETING

ROBERT A. CORNOG

DIRECTOR SINCE 1982

Mr. Cornog, age 59, has been Chairman, President and Chief Executive Officer since 1991. He is also a Director of Johnson Controls, Inc., Wisconsin Electric Power Company and Wisconsin Energy Corporation.

LEONARD A. HADLEY

DIRECTOR SINCE 1997

Mr. Hadley, age 65, retired as Chairman and Chief Executive Officer of Maytag Corporation, a manufacturer of appliances, in August 1999. He served as its Chairman and Chief Executive Officer from 1993 to 1999. He also serves as a Director of Deere & Company.

EDWARD H. RENSI

DIRECTOR SINCE 1992

Mr. Rensi, age 55, has been the Owner and Chief Executive Officer of Team Rensi Motorsports since October 1998. From July 1997 through October 1998, he was a consultant to McDonald's U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald's U.S.A. from 1991 to 1997. He also serves as a Director of International Speedway Corporation and Jafra Cosmetics International, Inc.

DIRECTORS CONTINUING TO SERVE UNTIL THE 2002 ANNUAL MEETING

BRANKO M. BERONJA

DIRECTOR SINCE 1997

Mr. Beronja, age 65, has been an employee since 1963. He served as Vice President-Sales, North America from 1989 to 1994, President-North American Operations from 1994 to 1996 and Senior Vice President-Diagnostics, North America from 1996 to 1998. From February 1998 to October 1998, he was Senior Vice President-Diagnostics. He is currently Executive Vice President.

DONALD W. BRINCKMAN

DIRECTOR SINCE 1992

Mr. Brinckman, age 69, is the founder and former Chairman and Chief Executive Officer of Safety-Kleen Corporation. He served as Chief Executive Officer of Safety-Kleen from 1968 to 1994 and again from August 1997 to April 1998. He also served as President of Safety-Kleen from 1991 to 1993. Safety-Kleen is a recycler of automotive and industrial hazardous and nonhazardous fluids.

GEORGE W. MEAD

DIRECTOR SINCE 1985

Mr. Mead, age 72, has been Chairman of the Board of Consolidated Papers, Inc., a maker of paper products, since 1971. He was Chief Executive Officer of Consolidated Papers from 1971 through 1993.

RICHARD F. TEERLINK

DIRECTOR SINCE 1997

Mr. Teerlink, age 63, retired as Chairman of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chief Executive Officer from 1989 to 1997, President from 1988 to 1997 and Chairman from 1996 to 1998. He serves as a Director of Harley-Davidson, Inc. and Johnson Controls, Inc.

BOARD COMMITTEES

                  BOARD COMMITTEE MEMBERSHIP AND 1999 ACTIVITY

                                           BOARD AFFAIRS                                ORGANIZATION &
                                                 &                                        EXECUTIVE
             NAME                  AUDIT    NOMINATING        EXECUTIVE     FINANCE      COMPENSATION
------------------------------     -----   -------------      ---------     -------     --------------
B. M. Beronja.................                                  X
D. W. Brinckman...............                X   **                                       X
B. S. Chelberg................      X                                                      X   *
R. A. Cornog..................                X                 X  *         X
R. J. Decyk...................                X   **                         X
L. A. Hadley..................                                               X             X
A. L. Kelly...................      X         X                              X  *
G. W. Mead....................      X                                        X
J. D. Michaels................                X
E. H. Rensi...................      X *                                                    X
R. F. Teerlink................                                  X                          X
NO. OF MEETINGS IN 1999.......      3         1                 0            5             2

*Committee Chair

**Committee Co-Chair

The Board met 11 times in 1999. All Directors attended at least 75% of the total meetings of the Board and Committees of which they were members in 1999, except for Mr. Brinckman.

AUDIT COMMITTEE

The Audit Committee oversees the independent audit of our operations and financial statements. This includes recommending an independent auditor to the Board and reviewing the audit for adequate accounting, financial and operating controls.

BOARD AFFAIRS AND NOMINATING COMMITTEE

This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of Committees, tenure policy and qualifications of potential Board nominees, including nominees recommended by shareholders. See "Summary of Proxy Information-Shareholder Proposals and Nominations for the Board" for more information on nominating Directors.

EXECUTIVE COMMITTEE

The Executive Committee may convene in the interim between Board meetings to fulfill tasks as delegated by the Board.

FINANCE COMMITTEE

The Finance Committee analyzes and makes recommendations concerning our long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy.

ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive compensation plans, the incentive stock program, the employee stock ownership and franchised dealer stock ownership plans, and Director compensation.

BOARD COMPENSATION

EMPLOYEE DIRECTORS

Directors who are employees, currently Messrs. Beronja and Cornog, receive no additional compensation for serving on the Board or its Committees.

NONEMPLOYEE DIRECTORS

Directors who are not employees receive an annual retainer fee of $32,000. They also receive $1,250 for every Board and Committee meeting they attend, including meetings conducted by phone. Committee chairs also receive an annual chairmanship fee of $4,000. We reimburse Directors for all Board-related expenses.

DIRECTORS' FEE PLAN

Directors receive at least 50% and, at their election, up to 100% of their fees in Common Stock through the Directors' 1993 Fee Plan (the "Fee Plan"). Under the terms of the Fee Plan, nonemployee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with us. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

STOCK OPTIONS

Nonemployee Directors currently receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting.

INSURANCE

We maintain life insurance and accidental death and dismemberment policies for all nonemployee Directors. In addition, Directors who are not eligible to participate in another group health plan may participate at their own expense in the medical and prescription drug plans we maintain for our employees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following Table 1 shows the number of shares of Common Stock beneficially owned by each Director and by Messrs. Cornog, Beronja, Hay, Huml and Montemurro (the "Named Executive Officers"), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 28, 2000. Beneficial owners include the Directors and Executive Officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over their shares.

TABLE 1: SECURITY OWNERSHIP OF MANAGEMENT

                                                                             OPTION SHARES AND
                                                                              UNVESTED STOCK
BENEFICIAL OWNER                                           SHARES OWNED(1)       UNITS(3)
----------------                                           ---------------   -----------------
Robert A. Cornog.........................................       86,753           1,028,801
Branko M. Beronja........................................       26,887             192,569
Donald W. Brinckman......................................       14,222              16,500
Bruce S. Chelberg........................................        7,145              15,000
Roxanne J. Decyk.........................................        6,048              12,000
Leonard A. Hadley........................................        5,057               9,000
Frederick D. Hay.........................................       33,079             130,200
Donald S. Huml...........................................       24,862             165,200
Arthur L. Kelly..........................................       30,201(2)           21,000
George W. Mead...........................................       17,196              22,500
Jack D. Michaels.........................................        2,607               3,000
Michael F. Montemurro....................................       30,694             167,428
Edward H. Rensi..........................................       11,683              14,601
Richard F. Teerlink......................................        4,320               6,000
All current Directors and Executive Officers as a group
  (21 Persons)...........................................      336,299           2,039,720

Mr. Cornog beneficially owns 1.7% of the outstanding Common Stock. As a group, the Directors and Executive Officers beneficially own approximately 3.6% of the outstanding Common Stock, including option shares. No other individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

------------------------

(1)Shares owned includes deferred share units payable in shares of Common Stock on a one-for-one basis.

(2)This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

(3)This column represents shares which may be acquired by the exercise of options now or within 60 days, and for each of the following Named Executive Officers the number of unvested restricted Common Stock units indicated:
   Mr. Cornog--9,375, Mr. Hay--4,700, Mr. Huml--4,700 and
   Mr. Montemurro--4,700.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following information represents each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

FMR CORP., EDWARD C. JOHNSON, III AND ABIGAIL P. JOHNSON, 82 Devonshire Street, Boston, MA, together have reported on Schedule 13G, filed on February 14, 2000, the beneficial ownership of 7,490,281 shares of Common Stock representing 12.8% of the shares outstanding, excluding the shares held by the GST, as of December 31, 1999. FMR Corp. shares power to vote or direct the vote of 214,081 of those shares.

FIRST MANHATTAN CO., 437 Madison Avenue, New York, NY, has reported on
Schedule 13G, filed on February 10, 2000, the beneficial ownership of 3,800,431 shares of Common Stock, including 100,650 shares of Common Stock owned by family members of the General Partners of First Manhattan Co., representing 6.4% of the shares outstanding, excluding the shares held by the GST, as of December 31, 1999. First Manhattan Co. shares power to vote or direct the vote of 3,459,361 of those shares and shares dispositive power with respect to 3,614,231 of those shares.

SNAP-ON INCORPORATED GRANTOR STOCK TRUST, 2801 - 80th Street, Kenosha, WI, has reported on Schedule 13G, filed on February 14, 2000 for fiscal year 1999, the beneficial ownership of 6,685,777 shares of Common Stock representing 11.4% of the shares outstanding as of December 31, 1999. The GST was established to hold Common Stock to ensure the funding of certain obligations we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. The trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, that is those shares held by the Company's general shareholder population.

STOCK PERFORMANCE GRAPHS
FIVE-YEAR PERFORMANCE

The graph below illustrates the cumulative total shareholder return on our Common Stock since 1994, assuming that dividends are reinvested. The graph compares our performance to that of the Standard & Poor's 500 Stock Index and the Standard & Poor's Hardware and Tools Index.

TOTAL SHAREHOLDER RETURN(1) SNAP-ON INCORPORATED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      FISCAL YEAR ENDING(2)
       Snap-on Incorporated  S&P 500  S&P Hardware & Tools
1994                $100.00  $100.00               $100.00
1995                $139.86  $137.45               $140.93
1996                $169.05  $168.93               $141.38
1997                $211.10  $225.21               $209.41
1998                $172.51  $289.43               $209.60
1999                $135.54  $350.26               $212.90

                                SNAP-ON                             S&P HARDWARE
FISCAL YEAR ENDING(2)         INCORPORATED         S&P 500             & TOOLS
---------------------         ------------         --------         -------------
December 31, 1994               $100.00            $100.00             $100.00
December 31, 1995               $139.86            $137.45             $140.93
December 31, 1996               $169.05            $168.93             $141.38
December 31, 1997               $211.10            $225.21             $209.41
December 31, 1998               $172.51            $289.43             $209.60
December 31, 1999               $135.54            $350.26             $212.90

------------------------

(1)Assumes that $100 was invested on December 31, 1994 and that dividends were reinvested quarterly.

(2)Although our fiscal year ends on the Saturday closest to December 31 of each year, we use December 31 for ease of calculation.

RETURN ON NET ASSETS EMPLOYED BEFORE INTEREST AND TAXES

In addition to cumulative total shareholder return, we also use the return on net assets employed before interest and taxes, illustrated below, to judge our performance. This return measures pre-tax and pre-interest expense return on net assets (total assets minus all noninterest-bearing liabilities). We use this performance measure as a component of the incentive compensation plan for our Executive Officers, as discussed in the Organization and Executive Compensation Committee Report on Executive Compensation.

The graphs and tables below illustrate our performance for our combined operations compared to the companies in the Standard & Poor's Hardware & Tools Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FISCAL YEAR ENDING
                    Snap-on           Snap-on                       S&P Hardware
                    Snap-on  Snap-on Adjusted                   Hardware & Tools
Dec-94                18.7%             18.7%                              17.0%
Dec-95                21.1%             21.3%                              15.1%
Dec-96                24.4%             22.4%                              14.6%
Dec-97                25.1%             24.6%                              12.2%
Dec-98                15.2%             15.2%                               4.2%
Dec-99                20.5%             16.7%  Information currently unavailable

                                                                                 S&P HARDWARE &
FISCAL YEAR ENDING                            SNAP-ON(1)   SNAP-ON ADJUSTED(2)      TOOLS(3)
------------------                            ----------   -------------------   ---------------
December 1994...............................    18.7%             18.7%               17.0%
December 1995...............................    21.1%             21.3%               15.1%
December 1996...............................    24.4%             22.4%               14.6%
December 1997...............................    25.1%             24.6%               12.2%
December 1998...............................    15.2%(4)          15.2%(4)             4.2%
December 1999...............................    20.5%(4)          16.7%(4)          N/A

------------------------

(1)Amounts are calculated using a thirteen-month average of net assets employed.

(2)Amounts are calculated using year-end net assets.

(3)An average of the companies that comprise, for each respective year, the Standard & Poor's Hardware & Tools Index.

(4)Excludes costs for restructuring and other nonrecurring charges.

EXECUTIVE COMPENSATION

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors oversees our executive compensation programs to further our compensation goals and philosophy. Only independent, nonemployee directors serve on the Committee. Two of our main responsibilities are to recommend to the Board the appropriate compensation for our Chief Executive Officer and to approve, after consulting with the Chief Executive Officer, the compensation of all other Executive Officers.

COMMITTEE APPROACH

We assign compensation ranges for our Executive Officers based on their roles and how important their positions are to our operations. We try to structure the total compensation of our Executive Officers so that it is comparable to the total compensation of executives who perform similar duties at other companies like ours. We also try to design compensation to give officers an incentive to achieve superior corporate and individual performance.

COMPENSATION-RELATED COMMITTEE ACTIVITIES

For 1999, we used Hewitt Associates ("Hewitt") to conduct a study to determine market pay levels of comparable positions. Hewitt is an independent consulting firm specializing in Human Resources consulting. The Hewitt study compared the compensation levels of Snap-on's Executive Officers with those in a group of leading global companies that have a business profile and revenue size similar to ours.

Different companies were included in the study than are reflected in the performance graphs in this Proxy Statement because we believe we compete for quality executives with all types of companies. The results of this study and a review of national compensation surveys gave us information about performance and market practices. We used that information to establish and monitor our Executive Officers' total compensation levels.

ELEMENTS OF COMPENSATION

We have three elements of compensation for our Executive Officers:

    - base salary;

    - annual incentives; and

    - stock option and performance-based restricted stock awards under our 1986 Incentive Stock Program.

BASE SALARY

We target base salaries of our Executive Officers at about the median of similar executives in the Hewitt study. We also consider other factors such as individual experience, leadership and performance. We do not rank or weight these factors in any particular way.

Entering 1999, Mr. Cornog's base salary was $675,000. The Committee considered his strategic vision and strong leadership in raising that level to $720,000 in May 1999. This new salary level continues to be at about the median of the base salaries of similar executives in the Hewitt study.

ANNUAL INCENTIVE PLAN

We also maintain an Annual Incentive Plan for our Executive Officers. Snap-on's performance under three corporate performance measures determines the amounts of payments under the Plan. These three components are:

    - sales growth;

    - return on net assets employed before interest and taxes (which we refer to as "RONAEBIT"); and

    - earnings per share growth.

We weight each component equally. We also set performance levels at threshold, target and maximum performance for each component. It has been Snap-on's practice to have its performance plan set above industry norm levels of achievement. We apply percentages for each component to each executive's base compensation based on actual performance. Our Chief Executive Officer can earn a maximum of 150% of his base salary under the plan. Our senior/executive officers can earn a maximum of 120% of their base salaries under the plan. We intend that payments at the maximum levels would provide incentive compensation at about the 75th percentile of the companies in the Hewitt study.

For 1999, we paid the following percentages of base salary:

                                                       SALES GROWTH    RONAEBIT    EPS GROWTH
                                                       ------------   ----------   -----------
Chief Executive Officer..............................     50.0%         40.6%         27.7%
Other Named Senior/Executive Officers................     40.0%         32.5%         22.1%

For 1999, Mr. Cornog received the maximum percentage payment under the sales growth component and above midpoint for RONAEBIT and earnings per share growth components, resulting in a bonus of $841,770.

INCENTIVE STOCK PROGRAM AND STOCK OWNERSHIP

We provide long-term incentive compensation to our executives through our Incentive Stock Program. The program allows us to grant to our executives options to purchase shares of our Common Stock. Since options are valuable only if our stock price goes up, we believe stock option grants help make the financial interests of our management the same as yours. The options have an exercise price equal to the value of our Common Stock on the date of grant. We recommend to the Board of Directors the number of options to grant to the Chief Executive Officer. We also approve the number of options to grant to the other Executive Officers.

In granting options, we take into account:

    - each Executive Officer's level of responsibility;

    - each Executive Officer's contributions to our financial results;

    - the practices of the Hewitt study companies; and

    - each Executive Officer's progress toward meeting the standards set for the Company in our stock ownership guideline program.

We attempt to grant stock options at about the 75th percentile of the companies in the Hewitt study. To make this comparison, we consider the relationship between the value of the Common Stock that options would allow an Executive Officer to buy and each Executive Officer's base salary. Snap-on's practice is to make new grants annually. Using these criteria, we granted
Mr. Cornog options to purchase 200,000 shares in 1999.

In 1999, we also used our Incentive Stock Program to make selective awards of performance-based restricted stock or share units with vesting tied to the "Project Simplify" initiatives of cost reduction over the 1999-2000 period. Because the Company met Project Simplify goals in 1999, half of Mr. Cornog's restricted share units vested.

To align the financial interests of our management with yours, we have encouraged our Executive Officers to increase their ownership of our stock. As previously noted, we have established voluntary guidelines for levels of stock ownership we would like Executive Officers to achieve over a five-year period, which began in 1995. For our Chief Executive Officer, the minimum stock ownership guideline is three times his base salary, which he has met. The guideline is one and one-half times base salary for our other senior/executive officers, and one time for all other officers.

We believe Internal Revenue Code Section 162(m) will not adversely affect the Company based upon the compensation we paid to our Executive Officers in 1999.
Section 162(m) could limit the Company's tax deduction for some executive compensation. We have not adopted any policy concerning this limitation, but we will continue to evaluate Section 162(m) in future years.

Bruce S. Chelberg, Chair
Donald W. Brinckman
Leonard A. Hadley
Edward H. Rensi
Richard F. Teerlink

TABLE 2: SUMMARY COMPENSATION

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 1999, 1998 and 1997 fiscal years to each of the Named Executive Officers.

                                                                                   LONG-TERM
                                                 ANNUAL                          COMPENSATION
                                              COMPENSATION                          AWARDS
                                         -----------------------               -----------------
                                                                                  RESTRICTED       SECURITIES
                                                                                     STOCK         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR        SALARY($)   BONUS($)      ($) VALUE(1)      OPTIONS(#)    COMPENSATION($)
---------------------------              --------      ---------   ---------   -----------------   -----------   ----------------
ROBERT A. CORNOG.......................    1999         705,000     841,770         600,000          200,000               0
Chairman, President and                    1998         656,667     172,309               0          125,000               0
Chief Executive Officer                    1997         606,666     698,819               0          100,000               0

BRANKO M. BERONJA......................    1999         310,000     296,112         150,000           20,000               0
Executive Vice President                   1998         292,000      61,320               0           35,000               0
                                           1997         269,500     248,317               0           28,000               0

FREDERICK D. HAY.......................    1999         390,000     372,528         300,000           35,000          14,914(2)
Senior Vice President-                     1998         375,000      78,750               0           35,000          14,914(2)
Operations                                 1997         360,000     331,704               0           28,000          14,914(2)

DONALD S. HUML.........................    1999         325,000     310,440         300,000           35,000               0
Senior Vice President-                     1998         308,333      64,750               0           35,000               0
Finance and Chief                          1997         290,500     267,666               0           28,000               0
Financial Officer

MICHAEL F. MONTEMURRO..................    1999         249,667     238,481         300,000           30,000               0
Senior Vice President-                     1998         239,667      50,330               0           18,000               0
Transportation                             1997         229,667     211,615               0           24,000               0

------------------------------

(1)We awarded restricted Common Stock units in 1999 at an assumed price of $32.00 per share to each of the Named Executive Officers. The closing price on the day of the grant was $34.50 per share. The following lists the number of units awarded, the number not vested as of the end of the fiscal year and the value of such unvested units at that time (based on a price of $25.5626 per share): Mr. Cornog--18,750, 9,375, $249,023; Mr. Beronja--4,700, 0, $0;
   Mr. Hay--9,400, 4,700, $124,844; Mr. Huml--9,400, 4,700, $124,844; and
   Mr. Montemurro--9,400, 4,700, $124,844. Such units could vest upon the achievement of certain performance goals during the next fiscal year. We accrue dividends on units that have not vested. The dividends are paid upon vesting or forfeited if the units do not vest. In addition, Mr. Hay had 3,000 restricted Common Stock units from a prior grant that were not vested as of January 1, 2000 that had a value on that date of $79,688.

(2)Consists of premiums paid on a universal life insurance policy.

TABLE 3: OPTION GRANTS IN LAST FISCAL YEAR

Table 3 shows information about the stock options granted to the five Named Executive Officers in 1999. One-half of these options vested on January 22, 2000, and the remaining one-half will vest on January 22, 2001, except for Mr. Beronja's shares, which vested in January 2000.

                       NUMBER OF
                       SECURITIES
                       UNDERLYING    % OF TOTAL OPTIONS    EXERCISE OR BASE                     GRANT DATE
                        OPTIONS     GRANTED TO EMPLOYEES        PRICE                            PRESENT
        NAME            GRANTED        IN FISCAL YEAR           ($/SH)        EXPIRATION DATE    VALUE(1)
        ----           ----------   --------------------   ----------------   ---------------   ----------
Cornog...............   200,000            23.87%               $34.50           1/22/2009      $1,866,000
Beronja..............    20,000             2.39%               $34.50           1/22/2009      $  186,600
Hay..................    35,000             4.18%               $34.50           1/22/2009      $  326,550
Huml.................    35,000             4.18%               $34.50           1/22/2009      $  326,550
Montemurro...........    30,000             3.58%               $34.50           1/22/2009      $  279,900

------------------------

(1)The estimated grant date present value per share under the Black-Scholes Option Pricing Model is $9.33. The material assumptions and adjustments we used to estimate the value of the options reflected above include:

    - an exercise price on the option ($34.50) equal to the fair market value of the underlying stock on the date of grant;

    - an option term of ten years;

    - an interest rate (6.66%) which represents the interest rate on a U. S. Treasury security with a maturity date corresponding to that of the option term;

    - volatility (27.91%) calculated using our daily stock prices for the one-year period before the grant date;

    - dividends at the rate of $.92 per share, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

    - a 13.34% reduction to reflect the probability of forfeiture due to termination prior to vesting and a 12.49% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The actual value, if any, an officer realizes upon exercise of an option will depend on the excess of the market value of Common Stock (which we cannot forecast with reasonable accuracy) over the exercise price on the date the option is exercised.

TABLE 4: FISCAL YEAR-END OPTIONS

This table shows the number and value of exercisable and unexercisable stock options held by our Named Executive Officers at the end of fiscal 1999. None of our Named Executive Officers exercised stock options in fiscal 1999. The closing price of Common Stock on December 31, 1999, the last trading day before the fiscal year-end, was $26.5625. We used this amount to calculate the value of unexercised options with an exercise price of less than $26.5625.

                                                                                 EXERCISABLE/
                                            EXERCISABLE/UNEXERCISABLE           UNEXERCISABLE
                                         NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                                          UNEXERCISED OPTIONS AT FISCAL      THE-MONEY OPTIONS AT
                 NAME                             YEAR-END (#)               FISCAL YEAR-END ($)
                 ----                    -------------------------------   ------------------------
Cornog.................................          486,926/262,500                 1,623,032/0
Beronja................................           135,069/37,500                   492,161/0
Hay....................................            90,500/52,500                         0/0
Huml...................................           125,000/52,500                   327,890/0
Montemurro.............................           138,728/39,000                   568,792/0

SNAP-ON INCORPORATED RETIREMENT PLAN

TABLE 5: PENSION PLAN

The following table shows the estimated annual pension benefits payable to covered participants at normal retirement age under the plans discussed on page 18.

                                YEARS OF SERVICE

       AVERAGE
       ANNUAL
      EARNINGS          5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
      --------          -------    --------   --------   --------   --------   --------   ---------
     $  250,000          19,815     39,630     59,445     79,260     99,075    118,890      138,705
     $  300,000          23,940     47,880     71,820     95,760    119,700    143,640      167,580
     $  400,000          32,190     64,380     96,570    128,760    160,950    193,140      225,330
     $  500,000          40,440     80,880    121,320    161,760    202,200    242,640      283,080
     $  600,000          48,690     97,380    146,070    194,760    243,450    292,140      340,830
     $  700,000          56,940    113,880    170,820    227,760    284,700    341,640      398,580
     $  800,000          65,190    130,380    195,570    260,760    325,950    391,140      456,330
     $  900,000          73,440    146,880    220,320    293,760    367,200    440,640      514,080
     $1,000,000          81,690    163,380    245,070    326,760    408,450    490,140      571,830
     $1,100,000          89,940    179,880    269,820    359,760    449,700    539,640      629,580
     $1,200,000          98,190    196,380    294,570    392,760    490,950    589,140      687,330
     $1,300,000         106,440    212,880    319,320    425,760    532,200    638,640      745,080
     $1,400,000         114,690    229,380    344,070    458,760    573,450    688,140      802,830
     $1,500,000         122,940    245,880    368,820    491,760    614,700    737,640      860,580
     $1,600,000         131,190    262,380    393,570    524,760    655,950    787,140      918,330
     $1,700,000         139,440    278,880    418,320    557,760    697,200    836,640      976,080
     $1,800,000         147,690    295,380    443,070    590,760    738,450    886,140    1,033,830

Annual compensation is based on the pension plan formula detailed on page 18 using the years of service indicated above, including amounts which would be payable under the Snap-on Incorporated Retirement Plan (the "Pension Plan"), and taking into account limitations imposed by Internal Revenue Code Section 415 for amounts payable in 1999 for participants age 65, and also based on the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan for Social Security benefits other than for disability retirement benefits.

CALCULATING THE PENSION BENEFIT

The Pension Plan is a qualified noncontributory defined benefit plan. We do not make any specific contribution for the Named Executive Officers. The Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

                [1.2% X Average Pay X Years of Credited Service]

                                      plus

[0.45% X {Average Pay--Social Security Covered Compensation} X Years of Credited
                                    Service]

"Average Pay" is an individual's average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

"Social Security Covered Compensation" is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

"Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Two other actuarial-equivalent optional forms of payout are also available.

SUPPLEMENTAL RETIREMENT PLAN

Certain officers who participate in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a nonqualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act ("ERISA").

Under the Supplemental Retirement Plan, the participants will receive the difference, if any, between the full amount of retirement income due under the Pension Plan formula and the amount of retirement income payable under applicable IRS or ERISA limitations. Qualified retirement plan compensation is currently limited to $160,000 per annum for 1999 and $170,000 per annum for 2000 per retiree by Section 401(a)(17) of the Internal Revenue Code.

As of February 28, 2000, the full years of credited service for the Named Executive Officers under both the Supplemental Retirement Plan and the Pension Plan are: Mr. Cornog, 17 years; Mr. Beronja, 35 years; Mr. Hay, 4 years;
Mr. Huml, 5 years and Mr. Montemurro, 29 years. Under an agreement with
Mr. Cornog, Snap-on credits him two years of service for every year worked. Mr. Beronja's credited years are capped at 35 in accordance with the terms of the Supplemental Retirement Plan and Pension Plan.

OTHER INFORMATION

EXECUTIVE AGREEMENTS

We have agreements with our Executive Officers, including the five Named Executive Officers, to provide continued compensation and benefits in the event of a change of control as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, the terms will continue for 24 months.

In the event of such change of control, if one of the Named Executive Officers is terminated and is entitled to termination benefits, then he will receive lump-sum payments equal to three times the sum of his highest base salary and the higher of the annual bonus target opportunity or the payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control, or if he voluntarily terminates employment between 12 and 18 months following the change of control.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 1999 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. We file the required reports on behalf of our Executive Officers and Directors.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly from us without using a broker through a variety of methods including:

    - investments of cash dividends on all or a portion of Common Stock which the person already owns; and

    - periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will be purchased at 100% of the average high and low price of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information is available from First Chicago Trust Company, a division of EquiServe at 1-800-446-2617.

DIRECTIONS TO SNAP-ON ANNUAL MEETING

                                     [MAP]

FROM CHICAGO'S O'HARE INTERNATIONAL AIRPORT TO THE RADISSON HOTEL & CONFERENCE CENTER KENOSHA

Take I-294 North to I-94 West (Milwaukee, Wisconsin) to Kenosha, Wisconsin. Exit LakeView Parkway (Hwy. 165) off I-94. Proceed east on Hwy. 165 less than 1/2 mile. Turn right (south) on 108(th) Street.

FROM MILWAUKEE'S MITCHELL INTERNATIONAL AIRPORT TO THE RADISSON HOTEL & CONFERENCE CENTER KENOSHA

Take I-94 East to Kenosha, Wisconsin. Exit LakeView Parkway (Hwy. 165) off I-94. Proceed east on Hwy. 165 less than 1/2 mile. Turn right (south) on 108(th) Street.

Parking is available at the Radisson Hotel & Conference Center Kenosha and the Prime Outlet Mall (located directly across the street from the hotel). Shuttle service will be provided between the Prime Outlet Mall and the Radisson Hotel & Conference Center Kenosha.

PLANT TOURS

If you would like to take a tour of our General Offices and Plant in Kenosha following the meeting, please call 1-800-786-6600, extension 5430, before April 24, 2000.

PROXY                          SNAP-ON INCORPORATED                        PROXY
                                2801-80TH STREET
                              KENOSHA, WI 53141-1410
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Branko M. Beronja, Donald W. Brinckman, George W. Mead and Richard A. Teerlink as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 28, 2000, at the Annual Meeting of Shareholders, such meeting to be held at the Radisson Hotel & Conference
Center Kenosha, 11800-108th Street, Pleasant Prairie, Wisconsin at 10:00 a.m. on Friday, April 28, 2000 or at any adjournment thereof.

         THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES IF NO CHOICE IS SPECIFIED.

IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

                   NOMINEES FOR THE ELECTION OF DIRECTORS ARE:

              01) Bruce S. Chelberg             03) Roxanne J. Decyk
              02) Arthur L. Kelly               04) Jack D. Michaels

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
                              FOLD AND DETACH HERE

    /X/  Please mark your votes
         as in this example.                                                2406

1. Election of Directors:                VOTE                 WITHHOLD
   Three-year terms -               For all nominees        Authority to vote
   Bruce S. Chelberg              (except as indicated)     for all nominees
   Roxanne J. Decyk                     /  /                      /  /
   Arthur L. Kelly and
   Jack D. Michaels


2. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.


______________________________________________________
(Except nominees written above)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

When properly executed, this Proxy will be voted per your instructions. This Proxy will be voted "FOR" Director nominees if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.

Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.





Signature___________________________________________________Date________________
 NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation's name by an authorized officer. If a partnership, please sign in partnership's name by an authorized person.






Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

To vote over the Internet:

         - Log on to the Internet and go to the Web site http://www.eproxyvote.com/sna

To vote over the telephone:

         -        On a touch-tone telephone, call 1-877-PRX-VOTE
                  (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card.

         If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.